Exhibit 15


Deloitte & Touche LLP                    Telephone:  (312) 946-3000
Two Prudential Plaza                     Facsimile:  (312) 946-2600
180 North Stetson Avenue
Chicago, Illinois  60601-6779


July 15, 1996


Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL  60179

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended March 30, 1996 and April 1, 1995, as indicated in our report dated May 9, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 30, 1996, is being used in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP





Deloitte Touche
Tohmatsu
International